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                                                                     EXHIBIT 4.2




                             SUN COMMUNITIES, INC.

                              AMENDED AND RESTATED

                  1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


                                   ARTICLE I.
                        PURPOSE AND ADOPTION OF THE PLAN

         1.01 PURPOSE. The purpose of the Sun Communities, Inc. Non-Employee Director Stock Option Plan is to attract and retain the services of experienced and knowledgeable independent directors of Sun Communities, Inc. (the "Company") and to provide an additional incentive for such directors to continue to work for the best interests of the Company and its stockholders.

         1.02 ADOPTION AND TERM. The Plan was initially approved by the Board as of December 21, 1993 and ratified and approved by the Company's stockholders on May 26, 1994. The Amended and Restated Plan was approved by the Board on May 20, 1996, subject to approval of the Company's stockholders on or before May 20, 1997, and will remain in effect until all shares authorized under the terms of the Plan have been issued, unless earlier terminated or abandoned by action of the Board.

                                  ARTICLE II.
                                  DEFINITIONS

         2.01 AVERAGE PRICE means the average of the closing sales prices of the Company Common Stock as quoted on the New York Stock Exchange for the ten (10) business day period immediately preceding and including June 30th of the year for which the Performance Option was earned.

         2.01 BENEFICIARY means (a) an individual, trust or estate who or which, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Non-Employee Director under the Plan and Option Agreement upon the Non-Employee Director's death; or (b) an individual, who by designation of the Non-Employee Director, succeeds to the rights and obligations of the Non- Employee Director under the Plan and Option Agreement upon the Non-Employee Director's death.

         2.02       BOARD means the Board of Directors of the Company.

         2.03 CODE means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

         2.04 COMPANY means Sun Communities, Inc., a Maryland corporation.

         2.05 COMPANY COMMON STOCK means the Common Stock of the Company, par value $0.01.

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         2.06       DATE OF GRANT means: (a) with respect to Initial Options,
the date the Plan is adopted by the Board, or if later, the date an individual first becomes a Director; and (b) with respect to Performance Options, December 31st of the year for which the Performance Option is earned.

         2.07 DIRECTOR means a member of the Board of Directors of the Company.

         2.08 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

         2.09 EXPIRATION DATE means the date specified in an Option Agreement as the expiration date of such Award.

         2.10 FAIR MARKET VALUE means, on any given date, the average of the highest and lowest selling price for the Company Common Stock as reported on the Composite Tape for New York Stock Exchange Listed Companies, or, if there were no sales on such date, the average of the highest and lowest selling price for the most recent date upon which a sale was reported.

         2.11       INITIAL OPTION has the meaning set forth in Section 5.01.

         2.12 NON-EMPLOYEE DIRECTOR means a Director who is not an employee of the Company or a Subsidiary.

         2.13 NON-QUALIFIED STOCK OPTION means a stock option which is not an Incentive Stock Option as described in Section 422 of the Code.

         2.14 OPTION means a Non-Qualified Stock Option granted at any time under the Plan.

         2.15 OPTION AGREEMENT means a written agreement between the Company and the optionholder evidencing the grant of an Option and setting forth the terms and conditions of the Option.

         2.16       PERFORMANCE OPTION has the meaning set forth in Section
5.01.

         2.17 PER SHARE FFO means, with respect to any fiscal year, the Company's funds from operations (as defined by the National Association of Real Estate Investment Trusts) per weighted average number of outstanding shares of Company Common Stock for such fiscal year, as determined by reference to the Company's audited financial statements.

         2.18 PLAN means the Amended and Restated Sun Communities, Inc. 1993 Non-Employee Director Stock Option Plan, as described herein and as it may be amended from time to time.

         2.19 PURCHASE PRICE, with respect to Options, has the meaning set forth in Section 5.02.

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         2.20       RULE 16b-3 means Rule 16b-3 promulgated by the Securities
and Exchange Commission under Section 16 of the Exchange Act, as currently in effect and as it may be amended from time to time, and any successor rule.

         2.21 SUBSIDIARY shall have the meaning set forth in Section 424(f) of the Code.

                                  ARTICLE III.
               COMPANY COMMON STOCK ISSUABLE PURSUANT TO THE PLAN

         3.01 SHARES ISSUABLE. Shares to be issued under the Plan may be authorized and unissued shares or issued shares which have been reacquired by the Company. Except as provided in Section 3.03, the Options granted under the Plan shall be limited so that all shares which shall be issued upon the exercise of outstanding Options granted under the Plan shall never exceed 100,000 shares of Company Common Stock.

         3.02 SHARES SUBJECT TO TERMINATED OPTIONS. In the event that any Option at any time granted under the Plan shall be surrendered to the Company, be terminated or expire before it shall have been fully exercised, then all shares formerly subject to such Option as to which such Option shall not have been exercised shall be available for any Option subsequently granted in accordance with the Plan.

         3.03       ADJUSTMENTS TO REFLECT CAPITAL CHANGES.

                    (a) RECAPITALIZATION. The number and kind of shares subject to outstanding Options, the Purchase Price for such shares, and the number and kind of shares available for Options subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Options granted under the Plan. The Board shall have the power to determine the amount of the adjustment to be made in each case.

                    (b) SALE OR REORGANIZATION. After any reorganization, merger or consolidation in which the Company is a surviving corporation, each Non-Employee Director shall, at no additional cost, be entitled upon exercise of an Option to receive (subject to any required action by stockholders), in lieu of the number of shares of Company Common Stock receivable or exercisable pursuant to such Option, a number and class of shares of stock or other securities to which such Non-Employee Director would have been entitled pursuant to the terms of the reorganization, merger or consolidation if, at the time of such reorganization, merger or consolidation, such Non-Employee Director had been the holder of record of a number of shares of stock equal to the number of shares receivable or exercisable pursuant to such Option. Comparable rights shall accrue to each Non-Employee Director in the event of successive reorganizations, mergers or consolidations of the character described above.





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                                  ARTICLE IV.
                                 PARTICIPATION

         ELIGIBLE INDIVIDUALS. All Non-Employee Directors of the Company shall be eligible to receive Options under the Plan.

                                   ARTICLE V.
                                 OPTION AWARDS

         5.01       GRANT OF OPTIONS.

                    (a) INITIAL OPTIONS. Each of the Company's Non-Employee Directors, on the date the Plan is adopted by the Board, shall automatically receive a Non-Qualified Stock Option (the "Initial Option") to purchase 2,500 shares, subject to adjustment in accordance with Section 3.03, of Company Common Stock on the date of adoption. Thereafter, each of the Company's Non-Employee Directors shall automatically receive the Initial Option, subject to adjustment in accordance with Section 3.03, on the day he or she first becomes a Director. Each Initial Option shall be evidenced by an Option Agreement.

                    (b) PERFORMANCE OPTIONS. As of December 31st of each fiscal year of the Company, each of the Company's Non-Employee Directors that has continuously served the Company for the entire fiscal year shall automatically receive a Non-Qualified Stock Option (the "Performance Option") to purchase the following number of shares of Company Common Stock, subject to adjustment in accordance with
         Section 3.03:

                    (i) if Per Share FFO for such fiscal year increased by less than 5% as compared to Per Share FFO for the previous fiscal year, 0 shares of Company Common Stock;

                    (ii) if Per Share FFO for such fiscal year increased by 5% or more but less than 6% as compared to Per Share FFO for the previous fiscal year, 1,000 shares of Company Common Stock;

                    (iii) if Per Share FFO for such fiscal year increased by 6% or more but less than 7% as compared to Per Share FFO for the previous fiscal year, 1,500 shares of Company Common Stock;

                    (iv) if Per Share FFO for such fiscal year increased by 7% or more but less than 8% as compared to Per Share FFO for the previous fiscal year, 2,000 shares of Company Common Stock;

                    (v) if Per Share FFO for such fiscal year increased by 8% or more but less than 9% as compared to Per Share FFO for the previous fiscal year, 2,500 shares of Company Common Stock;





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                    (vi) if Per Share FFO for such fiscal year increased by 9%
         or more but less than 10% as compared to Per Share FFO for the previous fiscal year, 3,000 shares of Company Common Stock; or

                    (vii) if Per Share FFO for such fiscal year increased by 10% or more as compared to Per Share FFO for the previous fiscal year, 3,500 shares of Company Common Stock.

The Performance Options, if any, shall be granted as soon as possible after issuance of the Company's audited financial statements but shall be effective as of December 31st of the year for which the Performance Option was earned. Each Performance Option shall be evidenced by an Option Agreement.

         5.02 PURCHASE PRICE OF OPTIONS. The Purchase Price of each share of Company Common Stock which may be purchased upon exercise of any Initial Option granted under the Plan shall be the Fair Market Value on the Date of Grant. The Purchase Price of each share of Company Common Stock which may be purchased upon exercise of any Performance Option granted under the Plan shall be the Average Price.

         5.03 VESTING OF OPTIONS. No Option may be exercised prior to one year from the Date of Grant. An Option shall become exercisable with respect to one-third (1/3) of the shares one year from the Date of Grant, with respect to an additional one-third (1/3) of the shares two years from the Date of Grant and with respect to the final one-third (1/3) of the shares three years from the Date of Grant.

         5.04 DURATION OF OPTIONS. Options granted under the Plan shall terminate after the first to occur of the following events:

                    (a)     Ten years from the Date of Grant.

                    (b) Three months after the Optionee ceases to be a Director, except in the case of death, as described in (c) below.

                    (c) In the event of the death of a Non-Employee Director while a Director, the right to exercise all unexpired Options shall be accelerated and shall accrue as of the date of death, and the Non-Employee Director's Options may be exercised by his Beneficiary at any time within one year after the date of the Non-Employee Director's death. In the event of the death of a Non- Employee Director within the ninety day period after he or she ceases to be a Director, the Non-Employee Director's Beneficiary may exercise his or her Options, to the extent exercisable on the date of death, within one year after the date of the Non-Employee Director's death.

         5.05 EXERCISE PROCEDURES. Each Option granted under the Plan may be exercised by written notice to the Company which must be received by the Secretary of the Company on or before the Expiration Date of the Option. The Purchase Price of





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shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Non-Employee Director on the date of exercise.

         5.06 RIGHTS AS A STOCKHOLDER. The Non-Employee Director or any transferee of an Option pursuant to Section 5.04(c) or Section 5.09 shall have no rights as a stockholder with respect to any shares of Company Common Stock covered by an Option until the Non-Employee Director or transferee shall have become the holder of record of any such shares, and no adjustment shall be made for dividends and cash or other property or distributions or other rights with respect to any such shares of Company Common Stock for which the record date is prior to the date on which the Non-Employee Director or a transferee of the Option shall have become the holder of record of any such shares covered by the Option.

         5.07 PLAN PROVISIONS CONTROL OPTION TERMS. The terms of the Plan shall govern all Options granted under the Plan. In the event any provision of any Option granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Option, the term in the Plan as constituted on the Date of Grant of such Option shall control. Except as provided in Section 3.03, (i) the terms of any Option granted under the Plan may not be changed after the granting of such Option without the express approval of the Non-Employee Director and (ii) no modification may be made to an Option granted under the Plan except in compliance with Rule 16b-3.

         5.08 TAXES. The Company shall be entitled, if the Company deems it necessary or desirable, to withhold (or secure payment from the Non-Employee Director in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any shares issuable upon exercise of an Option, and the Company may defer issuance of the stock upon exercise unless indemnified to its satisfaction against any liability for such tax.

         5.09 LIMITATIONS ON TRANSFER. A Non-Employee Director's rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, or pursuant to the terms of a domestic relations order, as defined in Section 414(p)(1)(B) of the Code, which satisfies the requirements of Section 414(p)(1)(A) of the Code (a "Qualified Domestic Relations Order"). During the lifetime of a Non-Employee Director, only the Non-Employee Director personally (or the Non-Employee Director's personal representative or attorney-in-fact) or the alternate payee named in a Qualified Domestic Relations Order may exercise the Non-Employee Director's rights under the Plan. The Non-Employee Director's Beneficiary may exercise a Non-Employee Director's rights to the extent they are exercisable under the Plan following the death of the Non-Employee Director.





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                                  ARTICLE VI.
                               GENERAL PROVISIONS

         6.01       AMENDMENT AND TERMINATION OF PLAN.

                    (a) AMENDMENT. The Board shall have complete power and authority to amend the Plan at any time as it deems necessary or appropriate and no approval by the stockholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, make any amendment which requires stockholder approval under any applicable law, including Rule 16b-3 or the Code, unless such compliance, if discretionary, is no longer desired. No termination or amendment of the Plan may, without the consent of the Non-Employee Director to whom any Option shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Option. For the purposes of this section, an amendment to the Plan shall be deemed to have the affirmative approval of the stockholders of the Company if such amendment shall have been submitted for a vote by the stockholders at a duly called meeting of such stockholders at which a quorum was present and the majority of votes cast with respect to such amendment at such meeting shall have been cast in favor of such amendment, or if the holders of outstanding stock having not less than a majority of the outstanding shares consent to such amendment in writing in the manner provided under the Company's bylaws.

                    (b) TERMINATION. The Board shall have the right and the power to terminate the Plan at any time. If the Plan is not earlier terminated, the Plan shall terminate when all shares authorized under the Plan have been issued. No Option shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Option outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Option to the same extent such award would have been exercisable if the Plan had not been terminated.

         6.02 NO RIGHT TO CONTINUE AS DIRECTOR. Neither the Plan nor any action taken hereunder shall be construed as giving any Non- Employee Director any right to be retained as a Director, or to limit in any way the right of the stockholders of the Company to remove such person as a Director.

         6.03 COMPLIANCE WITH RULE 16B-3. It is intended that the Plan be established and operated so as to qualify for the exemption from Section 16 of the Exchange Act available under Rule 16b-3, and so that the Non-Employee Director receiving Options hereunder will qualify as "disinterested" under Rule 16b-3 for purposes of administering other stock option plans of the Company.
If any provision of the Plan would not comply with Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Board. The Board is authorized to amend the Plan and to make any such modifications to Option





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Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

         6.04 SECURITIES LAW RESTRICTIONS. The shares of Company Common Stock issuable pursuant to the terms of any Options granted under the Plan may not be issued by the Company without registration or qualification of such shares under the Securities Act of 1933, as amended, or under various state securities laws or without an exemption from such registration requirements. Unless the shares to be issued under the Plan have been registered and/or qualified as appropriate, the Company shall be under no obligation to issue shares of Company Common Stock upon exercise of an Option unless and until such time as there is an appropriate exemption available from the registration or qualification requirements of federal or state law as determined by the Company in its sole discretion. The Company may require any person who is granted an award hereunder to agree with the Company to represent and agree in writing that if such shares are issuable under an exemption from registration requirements, the shares will be "restricted" securities which may be resold only in compliance with applicable securities laws, and that such person is acquiring the shares issued upon exercise of the Option for investment, and not with the view toward distribution.

         6.05 CAPTIONS. The captions (i.e., all section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

         6.06 SEVERABILITY. Whenever possible, each provision in the Plan and every Option at any time granted under the Plan shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan or any Option at any time granted under the Plan shall be held to be prohibited or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Option at any time granted under the Plan shall remain in full force and effect.

         6.07 CHOICE OF LAW. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Michigan and construed in accordance therewith.







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